Exhibit 5.1

Tel Aviv, May 10, 2024

NeuroSense Therapeutics Ltd.

Building B

11 HaMenofim Street

Herzliya 4672562

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for NeuroSense Therapeutics Ltd., a company organized under the laws of Israel (the “Company”), in connection with the registration statement on Form F-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act ”), which registers, from time to time, (i) the resale by the selling shareholder of up to 2,980,000 ordinary shares, no par value, of the Company (“Ordinary Shares”), issuable upon exercise of warrants to purchase Ordinary Shares (the “Warrant Shares”) acquired by the selling shareholder named therein (the “Ordinary Warrants”) issued pursuant to a securities purchase agreement, dated April 10, 2024 (the “Securities Purchase Agreement”) by and between the Company and the purchaser set forth therein, (ii) the resale by the selling shareholder named therein of the Ordinary Warrants, and (iii) the resale by the selling shareholder named therein of 70,964 Ordinary Shares (the “PA Shares”) issued pursuant to a placement agent agreement, dated April 10, 2024, and related side letter by and between the Company and the placement agent set forth therein (the “Placement Agent Agreement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the executed Ordinary Warrant; (ii) a copy of the Amended and Restated Articles of Association of the Company, as currently in effect; (iii) the executed Securities Purchase Agreement and Placement Agent Agreement; (iv) minutes of meetings, or written resolutions adopted in lieu of meetings, of the board of directors, whereby the Company’s entry into the Securities Purchase Agreement, the Ordinary Warrant, and Placement Agent Agreement and all related actions were approved; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

For purposes of our opinions, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the original documents of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of natural persons.

Based upon and subject to the foregoing, we are of the opinion that (i) the Ordinary Warrant, the Warrant Shares and the PA Shares have been duly authorized, (ii) when the Warrant Shares are issued, sold and delivered by the Company against receipt of the exercise price therefor pursuant to the terms of the Ordinary Warrants, in accordance with and in the manner described therein and in the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable, and (iii) the PA Shares have been validly issued and are fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder, or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein. This opinion may not be relied upon by you for any other purpose or furnished to, or relied upon by, any other person, firm or other entity.

Very truly yours,

/s/ Goldfarb, Gross, Seligman & Co.